                                                                    EXHIBIT 99.1

                THE SEAGRAM COMPANY LTD. UNAUDITED SUPPLEMENTARY
                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited supplementary pro forma financial information of The Seagram Company Ltd. (the "Corporation" or "Seagram") is intended solely to provide investors with additional data and should be read in conjunction with
(i) the unaudited pro forma consolidated balance sheet as of June 30, 1998 and unaudited pro forma consolidated income statement for the fiscal year ended June 30, 1998 included in the Corporation's Form 8-K dated August 25, 1998, as amended, and (ii) the unaudited pro forma consolidated balance sheet as of September 30, 1998 and unaudited pro forma consolidated income statement for the three months ended September 30, 1998 included in this Form 8-K to which this exhibit is attached.

     The unaudited supplementary pro forma financial information which follows includes revenues and earnings before interest, taxes, depreciation and amortization of the Corporation and its consolidated subsidiaries ("EBITDA"). EBITDA is a non-GAAP financial metric utilized by management and is intended solely to provide additional information to investors. The Corporation believes EBITDA provides additional information for understanding its underlying business results. The Corporation also believes EBITDA is an appropriate measure of the Corporation's operating performance, given the goodwill associated with the Corporation's acquisitions. However, EBITDA should be considered in addition to, not as a substitute for, reported revenues, operating income, net income, cash flows and other measures of financial performance in accordance with generally accepted accounting principles.

     The unaudited supplementary pro forma financial information for the fiscal year ended June 30, 1998 illustrates the effect of the proposed acquisition of PolyGram N.V. (the "Acquisition") and the other transactions referred to below as if such transactions had been consummated on July 1, 1997. The unaudited supplementary pro forma financial information for the three months ended September 30, 1998 illustrates the effect of the Acquisition as if the Acquisition had been consummated on July 1, 1997. For purposes of the following unaudited supplementary pro forma financial information, the total purchase price of the Acquisition of Dutch Guilders 20.7 billion is converted to U.S. dollars at a rate of 2.0 Dutch Guilders to 1.0 U.S. dollar, the payment of which is reflected as cash consideration of $8.35 billion and the issuance of 47,904,191 common shares of the Corporation valued at $2.0 billion (assuming that all PolyGram shares are acquired in the Acquisition). The Acquisition will be accounted for as a purchase.

     The other transactions referred to in the immediately preceding paragraph are:

     - on October 21, 1997, the acquisition by Universal Studios, Inc. ("Universal") of an incremental 50% interest in the USA Networks partnership (the "USA Networks transaction"), including the Sci-Fi Channel, for $1.7 billion in cash. The USA Networks transaction was accounted for under the purchase method of accounting. The cost of the acquisition was allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. This valuation resulted in $1.6 billion of unallocated excess of cost over fair value of assets acquired which was being amortized over 40 years, and

     - on February 12, 1998, the sale of a 50% interest in USA Networks to USA Networks, Inc. ("USAi") and the contribution of the remaining 50% interest in USA Networks and the majority of the television assets ("UTV") of Universal, including all of Universal's domestic television production and distribution operations and 50% of the international operations of USA Networks, to USANi LLC in a transaction (the "USA transaction") in which Universal received cash, 13.5 million shares of USAi (after giving effect to the 2 for 1 split of USAi stock on March 26, 1998), consisting of approximately 7.1 million shares of common stock and
       6.4 million shares of Class B common stock which, as of the date of acquisition, in the aggregate represented a 10.7% equity interest in USAi, and a 45.8% interest in the USANi LLC which is exchangeable for USAi common stock and Class B common stock. The USAi transaction resulted in $82 million of unallocated excess cost over fair value of assets acquired which is being amortized over 40 years. The investment in the
       7.1 million shares of USAi common stock held by Universal at June 30, 1998 is accounted for at market value ($178 million at June 30,1998) and has an underlying historical cost of $142 million. The investment in the
       6.4 million shares of Class B common stock of USAi is carried at its historical cost of $128 million. The investment in the USANi LLC is included in investments in unconsolidated companies on the consolidated balance sheet and is accounted for under the equity method.

     No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.

     Pursuant to the agreement relating to the acquisition of PolyGram, Polygram has retained a financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. On November 10, 1998, Seagram and PolyGram entered into an agreement with a subsidiary of Metro-Goldwyn-Mayer Inc. ("MGM") with respect to the previously announced agreement in principle to sell certain library assets of PolyGram's film division to a subsidiary of MGM following Seagram's acquisition of PolyGram. Discussions with other parties regarding the sale of certain other library assets of PolyGram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations. No adjustment has been included in the pro forma amounts for any sale of PolyGram film division assets.

     The unaudited supplementary pro forma financial information of the Corporation is presented for comparative purposes only and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the Acquisition, the USA Networks transaction and the USAi transaction been consummated as of the dates indicated above nor does it purport to indicate results which may be attained in the future.

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES

            UNAUDITED SUPPLEMENTARY PRO FORMA FINANCIAL INFORMATION
                    For the Fiscal Year Ended June 30, 1998
                      (United States dollars in millions)


                                                     Pro Forma                                  Pro Forma
                                                    Adjustments                                Adjustments
                                                ------------------                 ---------------------------------

                                                UTV and               Seagram/          PolyGram                          Seagram
                                    Seagram       USA       USAi &      USAi           Financial          PolyGram      Consolidated
                                   Historical   Networks    Other     Pro Forma    Statements(c), (d)    Adjustments     Pro Forma
                                   ----------   --------    ------    ---------    -----------------     -----------    ------------
Revenues
   Spirits and Wine..............  $4,525       $  --       $  --     $4,525             --                   --           $ 4,525

   Entertainment
      Filmed Entertainment.......   2,793        (376)(a)     11(b)    2,428             --                   --             2,428
      Music......................   1,461          --         --       1,461          5,559                   --             7,020
      Recreation and Other.......     695          --         --         695             --                   --               695
                                   ------       -----       ----      ------         ------                -----           -------
   Total Entertainment...........   4,949        (376)        11       4,584          5,559                   --            10,143

Total Revenues...................  $9,474       $(376)      $ 11      $9,109         $5,559                $  --           $14,668
                                   ======       =====       ====      ======         ======                =====            ======

EBITDA
  Spirits and Wine ..............  $  583       $  --       $ --      $  583             --                   --            $  583

  Entertainment
    Filmed Entertainment ........     316        (115)(a)      3(b)      204             --                   --               204
    Music                              84          --         --          84            540                   --               624
    Recreation and Other ........      99          --         --          99             --                   --                99
                                   ------       -----       ----      ------         ------                -----           -------
  Total Entertainment............     499        (115)         3         387            540                   --               927

Total EBITDA ....................   1,082        (115)         3         970            540                   --             1,510

Depreciation and Amortization ...     416         (24)(a)     --         392            182                  516(e)          1,090

Corporate Expenses ..............     113          --         --         113             --                   --               113
                                   ------       -----       ----      ------         ------                -----           -------

Operating Income ................  $  553       $ (91)      $  3        $465           $358                $(516)           $  307
                                   ======       =====       ====      ======         ======                =====            ======

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES

            UNAUDITED SUPPLEMENTARY PRO FORMA FINANCIAL INFORMATION
                    For the Quarter Ended September 30, 1998
                      (United States dollars in millions)

                                                              Pro Forma
                                                             Adjustments
                                                    ------------------------------
                                                    PolyGram                               Seagram
                                    Seagram         Financial           PolyGram         Consolidated
                                   Historical       Statements(c),(d)  Adjustments         Pro Forma
                                   ----------       -----------------  -----------       ------------
Revenues
     Spirits and Wine              $    1,021              --                  --        $      1,021
     Entertainment
          Filmed Entertainment            618              --                  --                 618
          Music                           420           1,343                  --               1,763
          Recreation and Other            188              --                  --                 188
                                   ----------       ----------         -----------       ------------
     Total Entertainment                1,226           1,343                  --               2,569

Total Revenues                     $    2,247       $   1,343          $       --        $      3,590
                                   ==========       ==========         ===========       ============

EBITDA
  Spirits and Wine                 $      144              --                  --        $        144

  Entertainment
    Filmed Entertainment                   93              --                  --                  93
    Music                                  21              114                 --                 135
    Recreation and Other                   34              --                  --                  34
                                   ----------       ----------         -----------       ------------
  Total Entertainment                     148              114                 --                 262

Total EBITDA                              292              114                 --                 406

Depreciation and Amortization             101               45                 124(e)             270

Corporate Expenses                         12              --                  --                  12
                                   ----------       ----------         -----------       ------------

Operating Income                   $      179       $       69         $      (124)      $        124
                                   ==========       ==========         ===========       ============

                    NOTES TO SEAGRAM UNAUDITED SUPPLEMENTARY
                        PRO FORMA FINANCIAL INFORMATION

(a) Reflects the elimination of USA Networks and the television business contributed to the LLC. The initial 50% interest was accounted for under the equity method of accounting, while the acquisition of the remaining 50% interest was accounted for under the purchase method of accounting.

(b) Reflects distribution agreements which principally include: (1) USAi's distribution of Universal's library and other television product and theatrical films in domestic television markets and (2) Universal's distribution of USAi's television product in foreign markets.

(c) The PolyGram financial statements for the twelve months ended June 30, 1998 and three months ended September 30, 1998 have been converted to U.S. GAAP and certain reclassifications have been made to conform to Seagram's account classifications. The income statements has been converted to US Dollars at an average rate of 2.01812 Dutch Guilders to one US Dollar for the twelve months ended June 30, 1998 and at an average rate of
     1.9868 Dutch Guilders to one US Dollar for the three months ended September 30, 1998.

(d) Includes PolyGram's film division operating results for the twelve months ended June 30, 1998 and the three months ended September 30, 1998, respectively.

(e) Reflects the amortization, on an accelerated basis over periods from 14 to 20 years, of the $2.8 billion revaluation to fair value of artist contracts, catalogs and music publishing assets as described in note (e). Amortization for the fiscal years ending June 30, 1999, June 30, 2000, June 30, 2001 and June 30, 2002 will be $332 million, $228 million, $198 million and $183 million, respectively. The amortization, over a 40 year period, of the unallocated amount of the excess of the purchase price over the fair value of PolyGram assets.